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                            INCU.BATOR CAPITAL, INC.

                           CERTIFICATE OF DESIGNATION,
                            PREFERENCE AND RIGHTS OF
                      SERIES B CONVERTIBLE PREFERRED STOCK

We, Jason W. Galanis and Michael Bodnar, being the President and the Secretary, respectively, of Incu.bator Capital, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), DO HEREBY CERTIFY that, pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation and Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation, by unanimous consent duly executed as of July 7, 2000, duly adopted the following resolution providing for the issuance of a series of preferred stock:

         RESOLVED, that, pursuant to authority conferred upon the Board of Directors of Incu.bator Capital, Inc. (the "Corporation") by Article 4 of the Amended and Restated Certificate of Incorporation of the Corporation, a series of Preferred Stock, par value $0.001 per share, hereby is created; and that the designations, powers, preferences and relative participating, optional and other special rights and relative qualifications, limitations, or restrictions of the shares of such series hereby are fixed as set forth in the "Certificate of Designations" as follows:

         1. Designation and Number. Of the 25 million authorized shares of $0.001 par value Preferred Stock (the "Authorized Preferred Stock") of the Corporation, 1 million shares shall be issued in and as a series, the distinctive designation of which shall be "Series B Convertible Preferred Stock" (such series being hereafter called the "Series B"). The number of Series B shares may not be increased.

         2. Rank. The Series B Preferred Stock shall be senior in right and of senior right and priority with all other Authorized Preferred Stock issued by the Corporation except as provided in Sections 8 and 15 below. All shares of the Authorized Preferred Stock shall be senior in right to all shares of the Corporation's Common Stock (the "Common Stock") and to all other shares of stock of the Corporation.

         3.  Dividends.


                  (a) Payment of Dividends. The holders of the Series B Preferred Stock (the "Holders") shall be entitled to receive an annual dividend rate of 8% on the liquidation preference amount as set forth in Section 8 below, which dividend shall accrue day to day from July 7, 2000, whether or not earned or declared, and shall be payable, in arrears, quarterly commencing October 7, 2000. Such dividends shall be cumulative so that , if such dividends in respect of any previous or current quarterly period shall not have been paid at the annual rate specified above, the deficiency shall first be fully paid before any dividend or other distribution shall be paid on or declared and set apart for the shares of Common Stock . Any accumulation of dividends on the Series B Preferred Stock shall not bear interest. Cumulative dividends with respect to shares of Series B Preferred Stock which are accrued, payable and/or in arrears, shall, upon conversion of such shares of Series B Preferred Stock to Common Stock, be paid to the extent that assets are legally available therefor and any amounts for which assets are not legally available shall be paid promptly as assets become legally available. Any partial payment pursuant to the preceding sentence shall be made pro rata among the Holders; provided, however, that the Corporation may pay all or any portion of any outstanding dividend by issuing additional shares of Series B Preferred Stock in an aggregate amount equal to such payment divided by the Current Market Price per share of Common Stock (as defined in Section 5 (e) below) of the number of shares of Common Stock into which such Series B Preferred Stock shall be convertible at the time of such payment.
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                  (b) Restrictions in the Event Dividends are not paid. Unless full dividends on the Series B Preferred Stock for all past dividend periods and the the-current dividend period shall have been paid or declared and a sum sufficient for the payment thereof set apart: (i) no dividend whatsoever shall be paid or declared, and no distribution shall be made, on any shares of Common Stock; and (ii) no shares of Common Stock shall be purchased, redeemed or acquired by the Corporation and no funds shall be paid into or set aside or made available for a sinking fund for the purchase, redemption or acquisition thereof; provided, however, that this restriction shall not apply to the purchase of Common Stock held by employees, officers, directors, consultants or other persons performing services for the Corporation or any wholly-owned subsidiary that are subject to restrictive stock purchase agreements under which the Corporation has the option to repurchase such Common Stock at "cost" (as defined in such agreements) upon the occurrence of certain events, such as the termination of employment.

         4. No Redemption by Holders. The Holders shall have no right to require the Corporation to redeem the Series B Preferred Stock. The Corporation shall have the right to redeem all or any portion of the Series B Preferred Stock on no less than 30 day's notice to the Holders. In the event the Corporation shall redeem less than all of the then outstanding shares of Series B Preferred Stock, such redemption shall be made on a pro rata basis among all of the Holders.

         5.  Right to Convert Shares of Series B Preferred Stock.

                  (a) Grant of Conversion Right. The Holders shall have the right, commencing on the date of issuance of a share of Series B Preferred Stock and continuing for so long as any shares of Series B Preferred Stock shall be outstanding, to convert all or any part of the Series B Preferred Stock shares into shares of Common Stock at the rate of $4.00 per share of Common Stock, adjusted as provided in Section 6 below, (the "Conversion Price") based on the $1.00 per share liquidation preference of the Series B Preferred Stock as provided in
         Section 8 so that initially upon the conversion of four shares of Series B Preferred Stock one share of Common Stock (the "Conversion Stock") shall be issued.

                  (b) Manner of Conversion. A Holder who converts his Series B Preferred Stock (a "Converting Holder") shall effect such conversion, in whole or in part, by giving written notice thereof to the Corporation, accompanied by the certificates representing the shares of Series B Preferred Stock to be converted. As soon as practicable after the receipt of such written notice and receipt of such certificates, the Corporation shall issue the number of shares of Conversion Stock issuable upon such conversion, which shall be duly issued, fully paid and non-assessable, and shall deliver to the Converting Holder a certificate or certificates therefor, registered in such Converting Holder's name, representing such Conversion Stock.
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                  (c) Investment Representation. If reasonably required by the
         Corporation counsel to comply with any applicable federal or state laws or regulations, a Converting Holder shall represent that the Conversion Stock to be issued upon conversion of his shares of Series B Preferred Stock will be acquired by him for investment only and not for resale or with a view to the distribution thereof, and shall agree that any certificates representing the Conversion Stock as to which such representation applies may bear such legend, conspicuously noting such restriction, as the Corporation shall deem reasonably necessary or desirable to enable the Corporation to comply with any applicable federal or state laws or regulations.

                  (d) Covenants of Corporation. The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock. solely for the purposes of effecting the conversion of the shares of Series B Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series B Preferred Stock. If at any time the number of authorized but unissued Common Stock shall not be sufficient to effect the conversion of all of the then outstanding shares of Series B Preferred Stock, in addition to such other remedies as shall be available to the Holders, the Corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase the authorized but unissued shares of Common Stock to such number as shall be sufficient for such purpose.

         6.  Adjustment of Conversion Price.

         The Conversion Price and the number of shares of Conversion Stock issuable upon conversion of the Series B Preferred Stock as provided herein shall be subject to adjustment with respect to events after May 30, 2000 as follows:

                  (a) Adjustment for Change in Capital Stock. Except as provided in Paragraph 5 (l) below, if the Corporation shall (i) declare a dividend on its outstanding Common Stock in shares of its capital stock, (ii) subdivide its outstanding Common Stock, (iii) combine its outstanding Common Stock into a smaller number of shares, or (iv) issue any shares of its capital stock by reclassification of its Common Stock (including any such reclassification in connection with a consolidation or merger in which the Corporation is the continuing corporation), then in each such case the Conversion Price in effect immediately prior to such action shall be adjusted so that if the shares of Series B Preferred Stock are thereafter converted, the Converting Holder may receive the number and kind of shares which he would have owned immediately following such action if he had converted the shares of Series B Preferred Stock immediately prior to such action. Such adjustment shall be made successively whenever such an event shall occur. The adjustment shall become effective immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, combination or reclassification. If after an adjustment the Converting Holder upon conversion of the shares of Series B Preferred Stock may receive shares of two or more classes of capital stock of the Corporation, the Corporation's Board of Directors shall determine the allocation of the adjusted Conversion Price between the classes of capital stock. After such allocation, the Conversion Price of each class of capital stock shall thereafter be subject to adjustment on terms comparable to those applicable to Common Stock in this Section 5.
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                  (b) Adjustment for Certain Issuances of Common Stock. If the
         Corporation shall at any time or from time to time issue any shares of Common Stock (other than shares issued as a dividend or distribution as provided in Section 5 (a) above) for a consideration per share less than the lower of the Conversion Price in effect on the date of such issue or the Current Market Price per share of Common Stock (as defined in Section 5 (e) below), then, forthwith upon such issue, the Conversion Price in effect immediately prior to such action (the "Existing Conversion Price") shall be reduced by dividing the number of shares so issued by the total number of shares outstanding after such issuance, multiplying the quotient by the amount, if any, by which the Existing Conversion Price exceeds the price of the shares so issued and subtracting the result from the Existing Conversion Price. In the case of an issue of additional shares of Common Stock for cash, the consideration received by the Corporation therefor shall be deemed to be the net cash proceeds received for such shares, excluding cash received on account of accrued interest or accrued dividends and after deducting therefrom any and all commissions and expenses paid or incurred by the Corporation for any underwriting of, or otherwise in connection with, the issue of such shares. The term "issue" shall be deemed to include the sale or other disposition of shares held in the Corporation's treasury. The number of shares outstanding at any given time shall not include shares in the Corporation's treasury.

                  (c) Subscription Offerings. In case the Corporation shall issue rights, options, or warrants entitling the holders thereof to subscribe for or purchase Common Stock (or securities convertible into or exchangeable for Common Stock) at a price per share (or having a conversion price per share, in the case of a security convertible into or exchangeable for Common Stock) less than the lower of the then Conversion Price or the Current Market Price per share (as defined in Paragraph 5 (e) below) on the record date for the determination of stockholders entitled to receive such rights, then in each such case the Conversion Price shall be adjusted by multiplying the Conversion Price in effect immediately prior to such record or granting date by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding on such record or granting date plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so to be offered (or the aggregate initial conversion price of the convertible securities so to be offered) would purchase at such Conversion Price or Current Market Price, as the case may be, and of which the denominator shall be the number of shares of Common Stock outstanding on such record or granting date plus the number of additional shares of Common Stock to be offered for subscription or purchase (or into which the convertible or exchangeable securities so to be offered are initially convertible or exchangeable). Such adjustment shall become effective at the close of business on such record date; provided, however, that, to the extent the shares of Common Stock (or securities convertible into or exchangeable for shares of Common Stock) are not delivered, the Conversion Price shall be readjusted after the expiration of such rights, options, or warrants (but only to the extent that the shares of Series B Preferred Stock are not converted after such expiration), to the Conversion Price which would then be in effect had the adjustments made upon the issuance of such rights or warrants been made upon the basis of delivery of only the number of shares of Common Stock (or securities convertible into or exchangeable for shares of Common Stock) actually issued. In case any subscription price may be paid in a consideration part or all of which shall be in a form other than cash, the value of such consideration shall be as determined in good faith by the Corporation's Board of Directors. Shares of Common Stock owned by or held for the account of the Corporation or any majority-owned subsidiary shall not be deemed outstanding for the purpose of any such computation.
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                  (d) Other Rights to Acquire Common Stock. In case the
         Corporation shall distribute to all holders of its Common Stock evidences of its indebtedness or assets (excluding cash dividends or distributions paid from retained earnings of the Corporation) or rights or warrants to subscribe or purchase (excluding those referred to in Paragraph (c) above), then in each such case the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the date of such distribution by a fraction of which the numerator shall be the Current Market Price per share (as defined in Paragraph 5 (e) below) of the Common Stock on the Record Date mentioned below less the then fair market value (as determined by the Board of Directors of the Corporation) of the portion of the assets or evidences of indebtedness so distributed or of such rights or warrants applicable to one share of Common Stock, and the denominator shall be the Current Market Price per share of the Common Stock. Such adjustment shall become effective immediately after the Record Date for the determination of shareholders entitled to receive such distribution.

                  (e) Current Market Price. For the purpose of any computation under Paragraphs (b) through (d) of this Section 5, the Current Market Price per share of Common Stock on any date shall be deemed to be the average of the daily closing prices for the 30 consecutive trading days commencing 45 trading days before such date. The closing price for each day shall be the last reported sales price regular way or, in case no such reported sale takes place on such day, the closing bid price regular way, in either case on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if the Common Stock is not listed or admitted to trading on any national securities exchange, the highest reported bid price as furnished by the National Association of Securities Dealers, Inc. through NASDAQ or similar organization if NASDAQ is no longer reporting such information, or by the National Daily Quotation Bureau or similar organization if the Common Stock is not then quoted on an inter-dealer quotation system. If on any such date the Common Stock is not quoted by any such organization, the fair value of the Common Stock on such date, as determined by the Corporation's Board of Directors, shall be used.

                  (f) Action to Permit Valid Issuance of Common Stock. Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value, if any, of the shares of Common Stock issuable upon conversion of the shares of Series B Preferred Stock, the Corporation will take all corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue shares of such Common Stock at such adjusted Conversion Price.

                  (g) Minimum Adjustment. No adjustment in the Conversion Price shall be required if such adjustment is less than $0.01; provided, however, that any adjustments, which by reason of this Paragraph (g) are not required to be made, shall be carried forward and taken into account in any subsequent adjustment. All calculations under this
         Section 5 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be. Anything to the contrary notwithstanding, the Corporation shall be entitled to make such reductions in the conversion price, in addition to those required by this Paragraph 5 (g), as it in its discretion shall determine to be advisable in order that any stock dividends, subdivision of shares, distribution of rights to purchase stock or securities, or distribution of securities convertible into or exchangeable for stock hereafter made by the Corporation to its stockholders shall not be taxable.

                  (h) Referral of Adjustment. In any case in which this Section 5 shall require that an adjustment in the Conversion Price be made effective as of a record date for a specified event, if the shares of Series B Preferred Stock shall have been converted after such record date the Corporation may elect to defer until the occurrence of such event issuing to the Converting Holder the shares, if any, issuable upon such conversion over and above the shares, if any, issuable upon such conversion on the basis of the Conversion Price in effect prior to such adjustment; provided, however, that the Corporation shall deliver to the Converting Holder a due bill or other appropriate instrument evidencing the Converting Holder's right to receive such additional shares upon the occurrence of the event requiring such adjustment.

                  (i) Number of Shares. Upon each adjustment of the Conversion Price as a result of the calculations made in Paragraphs (a) through
         (d) of this Section 5, the shares of Series B Preferred Stock shall thereafter evidence the right to convert, at the adjusted Conversion Price, into that number of shares (calculated to the nearest thousandth) obtained by dividing (i) the product obtained by multiplying the number of shares to be acquired upon conversion of the shares of Series B Preferred Stock prior to adjustment of the number of shares by the Conversion Price in effect prior to adjustment of the Conversion Price by (ii) the Conversion Price in effect after such adjustment of the Conversion Price.

                  (j) Transactions Not Requiring Adjustments. No adjustment need be made for a transaction referred to in Paragraphs (a) through (d) of this Section 5 if the Holder is permitted to participate in the transaction on a basis no less favorable than any other party and at a level which would preserve such Holder's percentage equity participation in the Common Stock upon conversion of the shares of Series B Preferred Stock. No adjustment need be made for sales of Common Stock pursuant to a Corporation plan for reinvestment of dividends or interest, the granting of options and/or the exercise of options outstanding under any of the Corporation's currently existing stock option plans, the exercise of currently existing incentive stock options or incentive stock options which may be granted in the future, or the exercise of any other of the Corporation's currently outstanding options. No adjustment need be made for a change in the par value or no par value of the Common Stock. If the shares of Series B Preferred Stock become exercisable solely into cash, no adjustment need be made thereafter. Interest will not accrue on the cash.

                  (k) Notice of Adjustments. Whenever the Conversion Price is adjusted, the Corporation shall promptly mail to the Holder a notice of the adjustment together with a certificate from the Corporation's Chief Financial Officer briefly stating (i) the facts requiring the adjustment, (ii) the adjusted Conversion Price and the manner of computing it; and (iii) the date on which such adjustment becomes effective. The certificate shall be prima facia evidence that the adjustment is correct, absent manifest error.

                  (l) Reorganization of Corporation. If the Corporation and/or the holders of Common Stock are parties to a merger, consolidation or a transaction in which (i) the Corporation transfers or leases substantially all of its assets; (ii) the Corporation reclassifies or changes its outstanding Common Stock; or (iii) the Common Stock is exchanged for securities, cash or other assets; the person who is the transferee or lessee of such assets or is obligated to deliver such securities, cash or other assets shall assume the terms of the Series B Preferred Stock. If the issuer of securities deliverable upon conversion of the Series B Preferred Stock is an affiliate of the surviving, transferee or lessee corporation, that issuer shall join in such assumption. The assumption agreement shall provide that the Holder may convert the Series B Preferred Stock into the kind and amount of securities, cash or other assets which he would have owned immediately after the consolidation, merger, transfer, lease or exchange if he had converted the B Warrants immediately before the effective date of the transaction. The assumption agreement shall provide for adjustments that shall be as nearly equivalent as may be practical to the adjustments provided for in this Section 5. The successor company shall mail to the Holder a notice briefly describing the assumption agreement. If this Paragraph applies, Paragraph 5 (a) above does not apply.

                  (m) Voluntary Reduction. The Corporation from time to time may reduce the Conversion Price by any amount for any period of time if the period is at least 20 days and if the reduction is irrevocable during the period. Whenever the Conversion Price is reduced, the Corporation shall mail to the Holder a notice of the reduction. The Corporation shall mail the notice at least 15 days before the date the reduced Conversion Price takes effect. The notice shall state the reduced Conversion Price and the period it will be in effect. A reduction of the Conversion Price does not change or adjust the Conversion Price otherwise in effect for purposes of Paragraphs 5 (a) through (d) above.

         (n) Fractional Shares. If the number of shares of Common Stock issuable upon the conversion of the Series B Preferred Stock is adjusted pursuant to Section 5 hereof, the Corporation shall nevertheless not be required to issue fractions of shares upon conversion of the shares of Series B Preferred Stock or otherwise, or to distribute certificates that evidence fractional shares. Instead the Corporation will round any fractional share to the nearest share so that if the fraction is less than 0.5 no share shall be issued and if the fraction is 0.5 or higher the Corporation shall issue one full share.

                  (o) Notices. If (i) the Corporation takes any action that
         would require an adjustment in the Conversion Price pursuant to this
         Section 5; or (ii) there is a liquidation or dissolution of the Corporation, the Corporation shall mail to the Holder a notice stating the proposed record date for a distribution or effective date of a reclassification, consolidation, merger, transfer, lease, liquidation or dissolution. The Corporation shall mail the notice at least 15 days before such date. Failure to mail the notice or any defect in it shall not affect the validity of the transaction.
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                  (p) Determination by Corporation Conclusive. Any determination that the Corporation or its Board of Directors must make pursuant to this Section 5 shall be conclusive, absent manifest error.

                  (q) Reservation of Shares. The Corporation shall at all times reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the issuance of stock upon conversion of the shares of Series D Preferred Stock, such number of shares as shall from time to time be sufficient to effect the issuance of shares of Common Stock upon such conversion.

         7.  Right to Registration.

                  (a) "Piggy Back" Registration Rights. If at any time prior to December 31, 2002, the Corporation proposes to file a registration statement ("Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 (the "Act") with respect to any of its securities (except one relating to employee benefit plans or a merger or similar transaction) (a "Public Offering"), the Corporation shall give notice of its intention to effect such filing to all Holders at least 30 days prior to filing such Registration Statement. A Holder who desires to include his Conversion Stock in the Registration Statement shall notify the Corporation in writing within 15 days after receipt of such notice from the Corporation, in which event the Corporation shall include the Conversion Stock of such Holder in the Registration Statement. Any Holder who elects to include his Conversion Stock in the Registration Statement as set forth herein, shall, in a timely fashion, provide the Corporation and its counsel with such information and execute such documents as its counsel may reasonably require to prepare and process the Registration Statement.

                  (b) Copies of Registration Statements and Prospectuses. The Corporation will provide each Holder who requests registration with a copy of the Registration Statement and any amendment thereto, and copies of the final prospectus included therein in such quantities as may reasonably be required to permit such Holder to sell its Conversion Stock after the Registration Statement is declared effective by the Commission.

                  (c) The Corporation's Obligation to Bear Expenses of Registration. The Corporation will bear all expenses (except underwriting discounts and commission, if any, and the legal fees and expenses, if any, of counsel to a Holder) necessary and incidental to the performance of its obligations under this Section 7.

                  (d) Indemnification. The Corporation and any Holder whose Conversion Stock is included in a Registration Statement pursuant to this Section 7 shall provide appropriate cross indemnities to each other covering the information supplied by the indemnifying party for inclusion in the Registration Statement.

                  (e) Restriction on Sale of Conversion Stock. Any Holder whose Conversion Stock is included in a Registration Statement pursuant to this Section 7 agrees that as a condition therefor, in the event that the Registration Statement in which the Conversion Stock is included relates to a Public Offering to be effected through or with the assistance of an underwriter, he will consent to restrict the sale of the Conversion Stock or reduce the number of shares of Conversion Stock that may be included in such registration in accordance with the reasonable requirements of such underwriter.

                  (f) Cancellation of Registration Rights. Anything to the contrary not withstanding, the Corporation shall not be required to register any Conversion Stock which, in the reasonable opinion of the Company's counsel, may be sold pursuant to the exemption from registration provided by Section (k) of Rule 144 promulgated under the Act.

         8.  Preference on Liquidation.

                  (a) Preferences. The Authorized Preferred Stock shall be preferred with respect to both the earnings and the assets of the Corporation. In the event of any liquidation, dissolution or winding up of the corporation, either voluntary or involuntary, the Holders shall be entitled to receive, before any payment or distribution of the assets of the Corporation shall be made or set apart to the holders of the Common Stock or any other stock of the Corporation including the Authorized Preferred Stock except as provided below, an amount per share of Series B Preferred Stock equal to the sum of (i) $1.00 for each outstanding share of Series B Preferred Stock (the "Original Issue Price") and (ii) an amount equal to declared but unpaid dividends on such Series B Preferred Stock (the "Premium"), after the holders of the shares of Series A Preferred Stock outstanding at the time of such liquidation dissolution or winding-up of the Corporation shall have received cash for their Stock in accordance with the terms of the Series A Preferred Stock. If, upon the occurrence of the liquidation, dissolution or winding up of the corporation, the assets and funds thereof distributed to the Holders of the Series B Preferred Stock shall be insufficient to permit the payment to such Holders in full of the Original Issue Price and the Premium, then the entire assets and funds of the corporation legally available for distribution shall be distributed ratably among the Holders in proportion to the amount of Series B Preferred Stock held by each.

                  (b) Definitions. For purposes of the Section 8, a liquidation, dissolution or winding up of the corporation shall be deemed to be occasioned by, or to include the acquisition of the corporation or the sale of its assets, unless the corporation's shareholders of record as constituted immediately prior to such acquisition or sale will immediately thereafter hold at least fifty percent of the voting power of the surviving or acquiring entity. For purposes of this subsection
         (b), (i) "acquisition" shall mean the acquisition of the Corporation by any other entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation but excluding any merger effected exclusively for the purpose of changing the domicile of the corporation); and (ii) "sale of assets" shall mean a sale of all or substantially all of the assets of the Corporation.

                  (c) Valuation of Certain Assets. In the event of liquidation as described above, all non-cash assets of the Corporation shall be valued as follows:

                           (i) Securities not subject to legend, investment
                  letter or other similar restrictions on marketability shall be valued at their Current Market Price as defined in Section 5
                  (e) above;

                           (ii) Securities subject to legend, investment letter
                  or other similar restrictions shall be valued at an appropriate discount from the current market price, as mutually determined by the Corporation and the Holders of at least a majority of the then-outstanding shares of Series B Preferred Stock.

                           (iii) In the event that the Corporation and the
                  Holders of at least a majority of the then-outstanding shares of Series B Preferred Stock cannot agree on a valuation pursuant to subsection (ii) above then the dispute shall be resolved as follows: (A) immediately after written notice of a valuation dispute, either the Corporation the Holders may initiate an arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association; (B) within ten days after notice of the commencement of such arbitration, the parties shall jointly designate an arbitrator or, if they cannot agree, each shall designate an arbitrator and both such arbitrators shall, within ten days, designate a third arbitrator; (C) within sixty days after the selection of the arbitrator(s) has been completed, the Arbitrator(s) shall hold the arbitration hearing; (D) the arbitrator(s) shall award the costs and expenses of arbitration, including reasonable attorneys' and expert witness fees tot he prevailing party; and (E) the arbitration award shall be final, non-appealable and may be enforced by any court of competent jurisdiction.

                  (d) The Corporation shall give each Holder notice of any transaction of the type described in this Section 8 not later than (i) twenty days prior to the shareholder's meeting called to approve such transaction (ii) twenty days prior tot the closing of such transaction or (iii) the applicable notice period prescribed by law, whichever is earlier, and shall also notify such Holders in writing of the final approval of such transaction. The first such notice shall describe the material terms and conditions of the contemplated transaction and the effect thereon of the provisions of this Section 8, and the Corporation shall thereafter give such Holders prompt notice of any material changes in such terms and conditions. The contemplated transaction shall in no event take place sooner than twenty days after the Corporation has given the first notice provided herein; provided, however, that such period may be shortened upon the written consent of at least a majority of the Holders of the then-outstanding shares of Series B Preferred Stock.

         9. Voting. The Holders shall have no voting rights except as required by law.

         10. Transfer of Series B Shares. The shares of Series B Preferred Stock have not been and will not be registered under the Act and cannot be sold or offered for sale or otherwise transferred except pursuant to an effective Registration Statement under the Act or pursuant to an exemption therefrom, the availability of which is to be established to the reasonable satisfaction of the Corporation. A legend stating this restriction shall be placed on each certificate representing shares of Series B Stock.

         11. Identical Rights. Each Series B share shall have the same relative rights and preferences as, and shall be identical in all respects with, all other Series B shares.

         12. Certificates. So long as any shares of Series B Stock are outstanding, there shall be set forth on the face or back of each stock certificate issued by the Corporation a statement that the Corporation shall furnish without charge to each Holder who so requests, a copy of the document or documents setting forth the powers, preferences and rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or such rights.

         13. Affirmative Covenant of the Corporation. The Corporation covenants that, so long as any Series B share is outstanding, it shall deliver copies of all financial statements and reports as it shall file with the Commission or send to the holders of the Common Stock to each Holder.

         14. Waiver of Covenant. The Corporation may omit in any particular instance compliance with the covenant set forth in Section 13 of this Certificate if, before or after the time for such compliance, the Holders of a majority of the then outstanding Series B shares shall, in writing, waive compliance with that covenant either in that instance or generally, but no waiver shall affect the covenant except to the extent so expressly waived and, until the waiver becomes effective, the obligations of the Corporation in respect of any such covenant shall remain in full force and effect.

         15. Protective Provisions. So long as any shares of Series B Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or by written consent, as provided by law) of the Holders of no less than a majority of the then outstanding shares of Series B Preferred Stock (except for the actions referred to in (ii) or (iii) of this Section 15 which shall require the approval of all of the Holders of the then outstanding shares of Series B Preferred Stock): (i) sell, convey or otherwise dispose of or encumber all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation) or effect any transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of; (ii) alter or change the rights, preferences or privileges of the Series B Preferred Stock so as to adversely affect such Series B Preferred Stock; (iii) increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series B Preferred Stock; (iv) authorize or issue, or obligate itself to issue, any other equity security, including any other security convertible into or exercisable for any equity security
         (A) having preference over, or being on a parity with, the Series B Preferred Stock with respect to dividends or upon liquidation, or (B) having rights similar to any of the rights of the series B Preferred Stock under this Section 15; (v) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any Authorized Preferred Stock (except for Series A Preferred Stock in accordance with its terms or Series b Preferred Stock as provided in
         Section 4 above) or any Common Stock; provided, however, that this restriction shall not apply to the purchase of Common Stock held by employees, officers, directors, consultants or other persons performing services for the Corporation or any wholly-owned subsidiary that are subject to restrictive stock purchase agreements under which the Corporation has the option to repurchase such Common Stock at "cost" (as defined in such agreements) upon the occurrence of certain events, such as the termination of employment; (vi) amend the Corporation's Certificate of Incorporation or bylaws; or (vii) change the authorized number of directors of the Corporation.

         15. Notices. Any notice required by the provisions hereof to be given to the Holders shall be in writing and shall be deemed given in the second day after mailing, postage prepaid, and addressed to each Holder of record at such Holder's address appearing on the books of the Corporation.

IN WITNESS WHEREOF, we have hereunto set our hands and seals as President and Secretary of the Corporation this 11th day of July, 2000 and we hereby affirm that the foregoing Certificate is our act and deed and the act and deed of the Corporation and that the facts stated therein are true.


                                                 /s/ Jason W. Galanis
                                                 ---------------------------
                                                 Jason W. Galanis, President


                                                 /s/ Michael Bodnar
                                                 ---------------------------
                                                 Michael Bodnar, Secretary